EXHIBIT 10.1

NONCOMPETITION AGREEMENT

In recognition of the critical role that you will play as a senior executive with International Business Machines Corporation (“IBM”) and in recognition of your access to IBM Confidential Information by virtue of this position, and further as consideration for your promotion or being hired as a senior executive, along with any and all awards to be granted to you under an International Business Machines Corporation Long-Term Performance Plan (“LTPP”), as well as your appointment to and/or membership on the Integration & Values Team (“I&VT”), and/or for other good and valuable consideration, you (“Employee” or “you”) agree to the terms and conditions of this Noncompetition Agreement (this “Agreement”) as follows:

1.                                      Covenants.

(a) You acknowledge and agree that the compensation that you will receive in connection with this Agreement and your appointment to or continued membership on the I&VT, including any equity awards, cash and other compensation, is consideration both for your work at IBM and for your compliance with the post-employment restrictive covenants included in Paragraph 1 of this Agreement.

(b)  You acknowledge and agree that as a member of the I&VT (i) you will be exposed to some of the most sensitive IBM Confidential Information possessed by IBM and its affiliates (collectively, the “Company”), including global strategic plans, marketing plans, information regarding long-term business opportunities, and information regarding the development status of specific Company products, as well as extensive assessments of the global competitive landscape of the industries in which the Company competes; (ii) the IBM Confidential Information to which you will be exposed will pertain not only to the specific Company business or unit in which you are an executive, but also to confidential strategies, plans, and services that are Company-wide and that are specific to businesses and units other than your own; and (iii) this IBM

Confidential Information represents the product of the Company’s substantial global investment in research and innovation, is critical to the Company’s competitive success, is disclosed to the Company’s senior leaders only on a strictly confidential basis, and is not made accessible to the public or to the Company’s competitors.

(c) You further acknowledge and agree that: (i) the business in which the Company is engaged is intensely competitive and that, separate from your role as a member of the I&VT, your employment by IBM has required, and will continue to require, that you have access to, and knowledge of, IBM Confidential Information; (ii) you have been given access to, and developed relationships with, customers of the Company at the time and expense of the Company; and (iii) by your training, experience and expertise, your services to the Company are, and will continue to be, extraordinary, special and unique.

(d)  You acknowledge and agree that: (i) the disclosure of IBM Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the business of the Company; (ii) you will keep in strict confidence, and will not, directly or indirectly, at any time during or after your employment with IBM, disclose, furnish, disseminate, make available or use, except in the course of performing your duties of employment, any IBM Confidential Information or any trade secrets or confidential business and technical information of the Company’s customers or vendors, without limitation as to when or how you may have acquired such information; and (iii)  all such information, whether reduced to writing, maintained on any form of electronic media, or maintained in your mind or memory and whether compiled by the Company, and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company, and that any retention and use of such information by you during or after your employment with IBM (except in the course of performing your duties and obligations hereunder) shall constitute a misappropriation of the Company’s trade secrets.

(e)  You acknowledge and agree that during your employment with IBM and for twelve (12) months following the termination of your employment either by you for any reason, by IBM for “Cause,” or by IBM without Cause where IBM elects, pursuant to Paragraph 4 below, to make certain severance payments to you, that:

(i) you will not directly or indirectly within the “Restricted Area” “Engage in or Associate with” (a) any “Business Enterprise” or (b) any competitor of the Company, if performing the duties and responsibilities of such engagement or association could result in you intentionally or unintentionally using, disclosing, or relying upon IBM Confidential Information to which you had access by virtue of your job duties or other responsibilities with IBM; and

(ii) you will not directly or indirectly solicit, for competitive business purposes, any customer of the Company with which you were directly or indirectly involved as part of your job responsibilities during the last twelve (12) months of your employment with IBM.

(f)  You further acknowledge and agree that during your employment with IBM and for two (2) years following the termination of your employment by either you or by IBM for any reason, you will not directly or indirectly within the “Restricted Area,” hire, solicit or make an offer to, or attempt to or participate or assist in any effort to hire, solicit, or make an offer to, any employee of the Company to be employed or to perform services outside of the Company.  For purposes of this subsection 1(f), “employee of the Company” includes any employee of the Company who worked within the Restricted Area at any time in the 12-month period immediately preceding any actual or attempted hiring, solicitation or making of an offer.

2.                                      Definitions.

(a)  For purposes of this Agreement, “Business Enterprise” shall mean any entity that engages in, or owns or controls an interest in any entity that engages in, competition with any business unit or division of the Company in which you worked at any time during the three (3) year period prior to the termination of your employment.

(b)  For purposes of this Agreement, “Cause” shall mean, as reasonably determined by IBM, the occurrence of any of the following:  (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that you know or should know could harm the business or reputation of the Company; (iv) failure to adhere to the Company’s corporate codes, policies or procedures; (v) a breach of any covenant in any employment agreement or any intellectual property agreement, or a breach of any other provision of your employment agreement, in either case if the breach is not cured to the Company’s satisfaction within a reasonable period after you are provided with notice of the breach (no notice and cure period is required if the breach cannot be cured), provided, however, that the mere failure to achieve performance objectives shall not constitute Cause; (vi) failure by you to perform your duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after a written demand for substantial performance is delivered to you (no notice or cure period is required if the failure to perform cannot be cured); or (vii) violation of any statutory, contractual or common law duty or obligation to the Company, including without limitation the duty of loyalty.

(c)  For purposes of this Agreement, “Engage in or Associate with” shall include without limitation engagement or association as a sole proprietor, owner, employer, director, partner, principal, joint venture, associate, employee, member, consultant, or contractor.  The phrase also shall include engagement or association as a shareholder or investor during the course of your employment with IBM, and shall include beneficial ownership of 5% or more of any class of outstanding stock of a Business Enterprise or competitor of the Company following the termination of your employment with IBM.

(d)  For purposes of this Agreement, “IBM Confidential Information” shall include, without limitation, the Company’s formulae, patterns, compilations, programs, devices, methods, techniques, software, tools, systems, and processes, the Company’s selling, manufacturing, servicing methods and business techniques, implementation strategies, and information about any of the foregoing, the Company’s training, service, and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information, client data, global strategic plans, marketing plans, information about the Company’s management techniques and management strategies, information regarding long-term business opportunities, information regarding the development status of specific Company products, assessments of the global competitive landscape of the industries in which the Company competes, plans for acquisition or disposition of products or companies or business units, expansion plans, financial status and plans, compensation information, personnel information, and other business information and trade secrets of the Company, and also as defined by the Uniform Trade Secrets Act, as amended from time to time.

(e)  For purposes of this Agreement, “I&VT” shall mean the Integration and Values Team or any successor team or group constituted by the Company from time to time.

(f)  For purposes of this Agreement, “Restricted Area” shall mean any geographic area in the world in which you worked or for which you had job responsibilities, including supervisory responsibilities, during the last twelve (12) months of your employment with IBM.  You acknowledge that as a result of your membership in the I&VT your job responsibilities with the Company are global in scope.

3.                                      Acknowledgements.

You acknowledge that a mere agreement not to disclose, use, or rely on IBM Confidential Information after your employment by IBM ends would be inadequate, standing alone, to protect IBM’s legitimate business interests.  You further acknowledge that disclosure of, use of, or reliance on IBM Confidential Information, whether or not intentional, is often difficult or impossible for the Company to detect until it is too late to obtain any effective remedy.  You further acknowledge that the Company would suffer irreparable harm if you fail to comply with Paragraph 1 or otherwise improperly disclose, use, or rely on IBM Confidential Information.  You acknowledge that the restrictions set forth in Paragraph 1 are reasonable as to geography and duration.

4.                                      Termination without Cause.

In the event that IBM terminates your employment without Cause, IBM may elect in its sole discretion to offer to you severance payments (in an amount and on terms that IBM will determine, and disclose to you, prior to your termination of employment) in accordance with IBM’s regular payroll practices and subject to all applicable foreign, federal, state and local withholdings or other taxes that IBM may from time to time be required to withhold.  In the event you agree to such payments and without limiting the generality of the foregoing, IBM may cease making such payments under this Paragraph 4 if IBM believes that you are in breach of any of your obligations in this Agreement.  Without prejudice to any other remedies under this Agreement or under applicable law, IBM may also seek to recoup any payments made to you under this Paragraph 4 if you breach any of your obligations under this Agreement

5.                                      Injunctive Relief.

You agree that the Company would suffer irreparable harm if you were to breach, or threaten to breach, any provision of this Agreement and that the Company would by reason of such breach, or threatened breach, be entitled to injunctive relief in a court of appropriate jurisdiction, without the need to post any bond, and you further consent and stipulate to the entry of such injunctive relief in such a court prohibiting you from breaching this Agreement.  This Paragraph 5 shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

6.                                      Severability.

In the event that any one or more of the provisions of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.  Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid or unenforceable shall not in any way affect or impair the validity or enforceability of this Agreement in any other jurisdiction.

7.                                      Captions.

The captions in this Agreement are inserted for convenience and reference only and shall in no way affect, define, limit or describe the scope, intent or construction of any provision hereof.

8.                                      Waiver.

The failure of IBM to enforce any terms, provisions or covenants of this Agreement shall not be construed as a waiver of the same or of the right of IBM to enforce the same.  Waiver by IBM of any breach or default by you (or by any other employee or former employee of IBM) of any term or provision of this Agreement (or any similar agreement between IBM and you or any other employee or former employee of IBM) shall not operate as a waiver of any other breach or default.

9.                                      Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon IBM, any successor organization which shall succeed to IBM by acquisition, merger, consolidation or operation of law, or by acquisition of assets of IBM and any assigns.  You may not assign your obligations under this Agreement.

10.                               Disclosure of Existence of Covenants.

You agree that while employed by IBM and for two (2) years thereafter, you will communicate the contents of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to be employed by, associated with or represent, prior to accepting such employment, association, or representation.

11.                               Notice to IBM of Prospective Position.

You agree that if, at any time during your employment or within twelve (12) months following the termination of your employment with IBM, you are offered and intend to accept a position to Engage in or Associate with any person, firm, association, partnership, corporation or other entity other than the Company, you will provide the Senior Vice President of Human Resources for IBM Corporation with two weeks’ written notice prior to accepting any such position.  If for any reason you cannot, despite using your best efforts, provide the two weeks’ notice prior to accepting any such position, you agree that you will provide two weeks’ notice prior to commencing that new position.  You acknowledge and agree that a two week notice period is appropriate and necessary to permit IBM to determine whether, in its view, your proposed new position could lead to a violation of this Agreement, and you agree that you will provide IBM with such information as IBM may request to allow IBM to complete its assessment (except that you need not provide any information that would constitute confidential or trade secret information of any entity other than the Company).  If you are offered and intend to accept such a position while you are still employed by IBM, you further acknowledge and agree that during the two-

week notice period required by this Paragraph, IBM may choose, in its sole discretion, to limit your duties in your position with IBM and to restrict your access to IBM’s premises, systems, products, information, and employees.

12.                               No Oral Modification.

This Agreement may not be changed orally, but may be changed only in a writing signed by the Employee and a duly authorized representative of IBM.

13.                               Entire Agreement.

Although this Agreement sets forth the entire understanding between the Employee and IBM concerning the restrictive covenants herein, this Agreement does not impair, diminish, restrict or waive any other restrictive covenant, nondisclosure obligation or confidentiality obligation of the Employee to IBM under any other agreement, policy, plan or program of IBM.  The Employee and IBM represent that, in executing this Agreement, the Employee and IBM have not relied upon any representations or statements made, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

14.                               Governing Law and Choice of Forum.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law rules.  The parties acknowledge that the state and federal courts in New York and Westchester Counties have substantial experience in commercial disputes, including noncompetition and other employment related matters.  For this reason, the parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the state and federal courts sitting in New York County or Westchester County, New York.  The parties agree to the personal jurisdiction thereof, and irrevocably waive any objection to the venue of such action, including any objection that the action has been brought in an inconvenient forum.

Name of Employee (Print)

Employee Signature

Date

INTERNATIONAL BUSINESS
MACHINES CORPORATION

By:
J. Randall MacDonald
Senior VP - Human Resources